AMENDMENT TO RIGHTS AGREEMENT


                  Amendment, dated as of June 4, 1999 (the "Amendment"), between PENNSYLVANIA ENTERPRISES, INC. (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (as successor to Chemical Bank), as Rights Agent (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of April 26, 1995 (the "Rights Agreement");

                  WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement); and

                  WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 28;

                  NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

                  Section 1.  Amendment to  Definition  of  "Acquiring  Person."
Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: "Notwithstanding the foregoing, neither Southern Union Company ("Southern") nor any of its Affiliates shall become an Acquiring Person as a result of (i) the execution of the Agreement of Merger, dated as of June 7, 1999 between Southern and the Company (as the same may be amended from time to time, the "Merger Agreement") or the consummation of the transactions contemplated thereby or (ii) any mergers between Southern and subsidiaries of the Company contemplated by the Merger Agreement."

                  Section 2. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is amended by deleting the word "or" immediately preceding clause (iii) and replacing such word with "," and by adding the following at the end of clause (iii): "or (iv) such time as a certificate of merger is duly filed with the Secretary of State of the State of Delaware and articles of merger and plan of merger are duly filed with the Secretary of State of the Commonwealth of Pennsylvania pursuant to Section 2.2 of the Merger Agreement or at such later effective time as is specified in such documents."

                  Section 3. Amendment to Section 13(a). Section 13(a) of the Rights Agreement is amended to add the following sentence at the end of the section: "Notwithstanding the foregoing, the provisions of this Section 13(a) shall not apply to the execution of the Merger Agreement or the consummation of the transactions contemplated thereby."

                  Section 4. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  Section 5. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

                  Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts made and to be performed entirely within such Commonwealth.

                  Section 7. Descriptive Headings. Descriptive headings of the several Sections of the Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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                  IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this
Amendment to be duly executed as of the day and year first above written.


Attest:                                PENNSYLVANIA ENTERPRISES, INC.


      /s/ Donna M. Abdalla             By:    /s/ Thomas F. Karam
Name:     Donna M. Abdalla             Name:      Thomas F. Karam
Title:    Secretary                    Title:     President and CEO

Attest:                                CHASEMELLON SHAREHOLDER
                                           SERVICES, L.L.C., as Rights Agent


      /s/ Marilyn Spisak                      /s/ Kathryn M. Gallagher
Name:     Marilyn Spisak               Name:      Kathryn M. Gallagher
Title:    Vice President               Title:     Vice President